Exhibit 99.1

Shareholder Contacts:

Ian J. Harvie of C&D: 215-619-7835

C&D Technologies Regains Compliance with NYSE Continued Listing Standard

BLUE BELL, Pa., June 3, 2009 /PRNewswire-FirstCall/ — C&D Technologies, Inc. (NYSE: CHP - News), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, uninterrupted power supply (UPS) systems, utility and other high reliability applications, today announced it has been notified by the New York Stock Exchange (the “NYSE”) that it is deemed to be in compliance with the NYSE’s continued listing standard.

C&D was previously notified by letter dated April 22, 2009 from the NYSE that the Company had fallen below the NYSE continued listing criterion that requires 30 day average market capitalization of not less than $75 million and total stockholders’ equity of not less than $75 million. The NYSE received approval from the Securities and Exchange Commission (the “SEC”) for a pilot program, effective retroactively to May 12, 2009, that would lower the numeric thresholds for this requirement to $50 million. The pilot program would be effective through October 31, 2009, with a subsequent rule filing anticipated prior to this date to make this a permanent continued listing standard change.

As a result of the aforementioned pilot program, C&D is deemed to be in compliance with the NYSE continued listing requirement that pertains to market capitalization and stockholders’ equity, which has now effectively been reset to a $50 million threshold level.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company’s Securities and Exchange Commission filings (including without limitation the company’s annual report on Form 10-K for the fiscal year ended January 31, 2009, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company’s actual results to differ materially from those expressed in any forward-looking statements made herein, including but not limited to future compliance with the NYSE’s continued listing standards.